     As filed with the Securities and Exchange Commission on June 14, 2000
                                                       Registration No. 333-

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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------
                                    Form S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                          FRIEDE GOLDMAN HALTER, INC.
             (Exact name of registrant as specified in its charter)

              Mississippi                              64-0900067
    (State or other jurisdiction of                 (I.R.S. Employer
     incorporation or organization)               Identification No.)

                                                     John F. Alford

      13085 Industrial Seaway Road       President and Chief Operating Officer
      Gulfport, Mississippi 39503             13085 Industrial Seaway Road
             (228) 896-0029                   Gulfport, Mississippi 39503
   (Address, including zip code, and                 (228) 896-0029
 telephone number, including area code, (Name, address, including zip code, and
  of registrant's principal executive    telephone number, including area code,
                offices)                         of agent for service)

                               ----------------
                                   Copies to:
                               William J. Cooper
                             Andrews & Kurth L.L.P.
                          4200 Chase Tower, 600 Travis
                              Houston, Texas 77002
                                 (713) 220-4200

                               ----------------
   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined in light of market conditions and other factors.

                               ----------------
   If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               ----------------
                         (See Calculation Table and Footnotes on Following Page)

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

                        CALCULATION OF REGISTRATION FEE

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
                                      Proposed Maximum
 Title of Each Class of Securities   Aggregate Offering
         to be Registered               Price(1)(2)     Amount of Registration Fee
----------------------------------------------------------------------------------
 Debt Securities(3)..............
----------------------------------------------------------------------------------
 Common Stock(4) (5).............
----------------------------------------------------------------------------------
 Preferred Stock(6)..............
----------------------------------------------------------------------------------
 Depositary Shares(7)............
----------------------------------------------------------------------------------
 Warrants(8).....................
----------------------------------------------------------------------------------
   Total..........................      $200,000,000             $52,800
----------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) The proposed maximum offering price per unit will be determined by us from time to time in connection with our issuance of the securities registered hereunder.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $200,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(3) An indeterminate principal amount of senior debt securities or subordinated debt securities as may be sold from time to time are being registered hereunder. If any of our senior debt securities or subordinated debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $200,000,000, less the dollar amount of any securities previously issued hereunder.
(4) An indeterminate number of shares of our common stock as may be sold from time to time are being registered hereunder.
(5) Also includes such indeterminate number of shares of common stock as may be issued upon conversion or exchange for any debt securities or preferred stock that provide for conversion or exchange into common stock. No separate consideration will be received for the common stock issuable upon conversion of or in exchange for such securities.
(6) An indeterminate number of shares of our preferred stock as may be sold from time to time are being registered hereunder.
(7) Such indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a deposit agreement. If we elect to offer to the public fractional interests in shares of preferred stock registered hereunder, depositary receipts will be distributed to persons purchasing those fractional interests, and shares of preferred stock will be issued to the depositary under the deposit agreement.
(8) Warrants to purchase debt securities, preferred stock or common stock may be sold separately or with debt securities, preferred stock or common stock.

                   Subject to Completion, Dated June 14, 2000

PROSPECTUS

                                  $200,000,000

                          FRIEDE GOLDMAN HALTER, INC.

                                DEBT SECURITIES

                                  COMMON STOCK

                                PREFERRED STOCK

                               DEPOSITARY SHARES

                                    WARRANTS

   This prospectus relates to the following securities of Friede Goldman, Inc:

  .  debt securities, which may be senior or subordinated debt securities;

  .  common stock;

  .  preferred stock, which may be issued in the form of depositary shares;
     and

  .  warrants.

   The aggregate initial offering price of the securities that we offer will not exceed $200,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offerings.

   We will provide the specific terms of the securities that we offer in supplements to this prospectus. You should read this prospectus and the prospectus supplement(s) carefully before you invest in any of our securities. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

   Our common stock is listed for trading on the New York Stock Exchange under the symbol "FGH."

   Consider carefully the risk factors on page 4.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. We may not use this prospectus to sell securities unless we also give prospective investors a prospectus supplement.

                   The date of this Prospectus is     , 2000.

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.....................................................    1

ABOUT FRIEDE GOLDMAN HALTER, INC..........................................    2

FORWARD-LOOKING STATEMENTS................................................    3

RISK FACTORS..............................................................    4

USE OF PROCEEDS...........................................................    4

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES
 AND PREFERRED STOCK DIVIDEND REQUIREMENTS................................    5

DESCRIPTION OF DEBT SECURITIES............................................    6

DESCRIPTION OF EQUITY SECURITIES..........................................   14

DESCRIPTION OF WARRANTS...................................................   18

PLAN OF DISTRIBUTION......................................................   21

LEGAL MATTERS.............................................................   22

EXPERTS...................................................................   22

WHERE YOU CAN FIND MORE INFORMATION.......................................   23

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   23

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under the shelf process, we may offer any combination of the securities described in this prospectus in one or more offerings with a total initial offering price of up to $200,000,000 as we may designate in prospectus supplements.

   This prospectus provides you with a general description of the debt securities, preferred stock, common stock, depositary shares and warrants that may be offered. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

   We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

   Please carefully read this prospectus and the prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

                       ABOUT FRIEDE GOLDMAN HALTER, INC.

   We are a world leader in the design and manufacture of equipment for the maritime and offshore energy industries. We conduct our operations in three primary segments: offshore, vessels, and engineered products.

Offshore Segment

   Our offshore segment provides conversion, retrofit, repair and modification services for existing offshore drilling rigs and the design, construction and equipping of new offshore drilling units. Our offshore segment customers consist primarily of drilling contractors that drill offshore exploratory and development wells for oil and gas companies throughout the world, particularly in the Gulf of Mexico, the North Sea and areas offshore of West Africa, South America and eastern Canada.

Vessels Segment

   Our vessels segment is the largest builder of small to medium-sized ocean-going vessels in the United States. Services provided by our vessels segment include the design, new construction and conversion for ocean-going vessels including offshore support vessels, double hull fuel barges, oceanographic research and survey ships, high speed patrol boats and ferries, tug boats, tow boats and offshore barges. Customers of the vessels segment consist of offshore energy service companies, domestic and foreign governments and other commercial enterprises. We also provide a wide variety of repair and conversion services for vessels and barges that service the offshore energy and commercial markets; however, we recently entered into a definitive agreement to sell substantially all of our shipyards currently involved in the vessel repair business. See "-- Recent Development" below.

Engineered Products Segment

   Our engineered products segment services include the design and manufacture of the world's largest cranes, mooring systems, marine deck equipment, jacking systems, specialty mechanical systems, and a comprehensive aftermarket repair and retrofitting operation. Our primary engineered products customers, in addition to the customers of our offshore segment, include offshore construction contractors, shipyards, commercial cruise-liner operators, general merchant marine, the fishing industry, on-land general construction contractors and the U.S. government.

Recent Development

   On May 31, 2000, we announced the signing of a definitive agreement to sell five shipyards that are principally involved in the vessel repair business to Bollinger Shipyards, Inc. of Lockport, Louisiana for cash consideration of $80 million. The transaction will be structured as an asset sale, and we expect to complete the transaction in July 2000. The closing of the transaction is subject to certain conditions, including approval under the Hart Scott Rodino Act.

                           FORWARD-LOOKING STATEMENTS

   Statements in this prospectus and the accompanying prospectus supplement (including the documents incorporated by reference herein) concerning us which are (1) projections of revenues, earnings, earnings per share, capital expenditures or other financial items, (2) statements of plans and objectives for future operations, including acquisitions, (3) statements of future economic performance, or (4) statements of assumptions or estimates underlying or supporting the foregoing are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The ultimate accuracy of forward-looking statements is subject to a wide range of business risks and changes in circumstances, and actual results and outcomes often differ from expectations.

   Important factors that could cause our actual results to differ materially from estimates or projections contained in forward-looking statements include, among others:

  . risks of reduced levels of demand for our products and services resulting from reduced levels of capital expenditures of oil and gas companies relating to offshore drilling and exploration activity and reduced levels of capital expenditures of offshore drilling contractors, which levels of capital expenditures may be affected by:

   . prevailing oil and natural gas prices,

   . expectations about future oil and natural gas prices,

   . the cost of exploring for, producing and delivering oil and gas,

   . the sale and expiration dates of offshore leases in the United States and overseas,

   . the discovery rate of new oil and gas reserves in offshore areas, local and international political and economic conditions,

   . the ability of oil and gas companies to access or generate capital sufficient to fund capital expenditures for offshore exploration, development and production activities, and other factors,

  . risks related to the completion of contracts to construct offshore drilling rigs and vessels at costs not in excess of those currently estimated by us and prior to the contractual delivery dates,

  . operating risks relating to conversion, retrofit and repair of drilling rigs, new construction of drilling rigs and production units and the design of new drilling rigs, new construction and repair of vessels and the design of new vessels, and the design and manufacture of engineered products,

  . contract bidding risks,

  . risks related to dependence on significant customers,

  . risks related to the failure to realize the level of backlog estimated by us due to determinations by one or more customers to change or terminate all or portions of projects included in such estimation of backlog,

  . risks related to regulatory and environmental matters,

  . risks related to future government funding for certain vessel contracts and prospects,

  . risks related to expansion of operations, either at our shipyards or one or more other locations, and

  . risks of untimely performance by companies which provide services to us as subcontractors under construction contracts.

   For more information, see our Form 10-K for the year ended December 31, 1999 and Form 10-Q for the quarter ended March 31, 2000.

   In some cases, you can identify forward-looking statements by the use of the following words or similar expressions, such as: "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should" and the corresponding negatives of these terms.

   All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

   The securities to be offered by this prospectus may involve a high degree of risk. Such risks will be set forth in the prospectus supplement relating to such security. In addition, certain risk factors, if any, relating to our business will be set forth in the prospectus supplement.

                                USE OF PROCEEDS

   Except as we may describe in a prospectus supplement, we will use the net proceeds from any sale of the securities described in this prospectus for future business acquisitions and other general corporate purposes, such as working capital, investment in subsidiaries, the retirement of existing debt (if economically prudent) and/or the repurchase of shares of common stock or other securities. We may also invest the proceeds in certificates of deposit, United States government securities or certain other interest bearing securities until they are used for acquisitions or general corporate purposes.

   The exact amounts to be used and when the net proceeds will be applied to corporate purposes will depend on a number of factors, including our funding requirements and the availability of alternative funding sources. We routinely review acquisition opportunities. We will disclose in a prospectus supplement any future proposal to use net proceeds from an offering of our securities to finance any specific acquisition, if applicable.

 RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

                                    Year Ended December 31,     Three Months
                                  ---------------------------       Ended
                                  1995 1996 1997 1998 1999(1) March 31, 2000(2)
                                  ---- ---- ---- ---- ------- -----------------
Ratio of Earning to Fixed
 Charges......................... 7.5  4.0  32.6 14.0  (2.8)         0.7

Ratio of Earnings to Combined
 Fixed Charges and Preferred
 Stock Dividend Requirements(3).. 7.5  4.0  32.6 14.0  (2.8)         0.7

--------
(1) The pro forma ratio of earnings to fixed charges for 1999 would be (0.5) if the operations and entities acquired in our merger with Halter Marine Group, Inc., effective November 3, 1999, had been included for the entire year.
(2) The ratio for the three-month period may not necessarily be indicative of the ratio that will result for the full year 2000.
(3) The ratio of earnings to combined fixed charges and preferred stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since we have no outstanding preferred stock and, therefore, no dividend requirements.

   For purposes of calculating these ratios: (1) "fixed charges" consist of interest expense (whether expensed or capitalized), amortization of debt discount and issuance costs and the portion of rental expense estimated to be equivalent to interest; and (2) "earnings" represent earnings before income taxes and extraordinary loss on extinguishments of debt plus fixed charges, excluding capitalized interest.

                         DESCRIPTION OF DEBT SECURITIES

   Any debt securities we offer under our prospectus supplement will be:

  . our direct unsecured general obligations; and

  . either senior debt securities or subordinated debt securities.

   The debt securities will be issued under one or more separate indentures between us and a banking or financial institution, as trustee. Senior debt securities will be issued under a "senior indenture" and subordinated debt securities will be issued under a "subordinated indenture." Together the senior indenture and the subordinated indenture are called "indentures."

   The following discussion describes general terms and provisions of the debt securities. Other terms, and the particular terms of a specific series of debt securities (which may differ from the terms described below), will be described in the prospectus supplement relating to that series. No indenture will be restated in its entirety in a prospectus supplement. We will file an indenture relating to each series of debt securities as an exhibit to the registration statement of which this prospectus forms a part (or as an exhibit to a Current Report on Form 8-K) promptly after any offering of debt securities. You should read that indenture, because it, and not this description, controls the rights of holders of the applicable debt securities. We have summarized selected provisions of the prospective indentures below.

General

   The debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior unsecured and unsubordinated debt. The senior debt securities will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing that indebtedness. The subordinated debt securities will have a junior position to all of our senior debt. In addition, both the senior and subordinated debt securities will be "structurally subordinated" to all obligations, including trade payables, of our subsidiaries, which means that, in the case of insolvency or bankruptcy, the claims of the direct creditors of our subsidiaries would have to be satisfied before any funds would be available to the holders of the debt securities as our direct creditors.

   We conduct a substantial part of our operations through our subsidiaries. Our ability to pay the principal of and premium, if any, and interest on any debt securities is, to a large extent, dependent upon the payment to us of dividends, interest or other charges by our subsidiaries.

   A prospectus supplement and an indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  . the title and type of the debt securities;

  . the total principal amount of the debt securities;

  . the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

  . the dates on which the principal of the debt securities will be payable;

  . the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

  . any optional redemption provisions;

  . any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

  . any provisions granting special rights to holders when a specified event occurs;

  . any changes to or additional events of default or covenants;

  . any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

  . any other terms of the debt securities.

   None of the indentures will limit the amount of debt securities that may be issued. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Registration of Notes; Denominations

   We may issue debt securities of a series in a registered, bearer, coupon or global form. Debt securities will be issued in registered form in amounts of $1,000 each or multiples of $1,000.

Subordination

   Under a subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt. The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

  . of any insolvency, bankruptcy or similar proceeding involving us or our property, or

  . we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due.

   The subordinated indenture will not limit the amount of senior debt that we may incur.

   "Senior debt" includes all notes or other unsecured evidences of indebtedness, including guarantees given by us, for money borrowed by us, not expressed to be subordinate or junior in right of payment to any of our other indebtedness.

Subsidiary Guarantees

   We conduct our operations through our subsidiaries. The indentures may require our subsidiaries that guarantee our long-term debt to guarantee, as "guarantors," any series of debt securities on an equal basis. In particular, the indentures may require those subsidiaries who are guarantors or borrowers under our credit agreement to equally guarantee any debt securities.

   We expect that only our domestic subsidiaries would be guarantors of any series of debt securities. Each guarantor would be obligated under its guarantee only up to an amount that will not constitute a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. We do not expect that any of our foreign subsidiaries would be guarantors of any series of debt securities. The debt of these non-guarantor subsidiaries, and any future debt incurred by any of them, effectively will be senior to any series of debt securities. Holders of debt securities will effectively have a junior position to claims of creditors and preferred stockholders of our subsidiaries who are not guarantors.

Covenants

   Under the indentures, we will:

  . pay the principal of, and interest and any premium on, the debt securities when due;

  . maintain a place of payment; for the debt securities;

  . deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

  . deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

   The indentures will also contain covenants relating to limitations on liens, requirements with respect to consolidations, mergers and assets sales and restrictions on sale-and-leaseback transactions.

Consolidation, Merger or Sale

   Each indenture generally will permit a consolidation or merger between us and another corporation. They also will permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation shall assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will consolidate or merge with or into any other corporation or sell all or substantially all of our assets only according to the terms and conditions of the indentures. The remaining or acquiring corporation will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor corporation may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor corporation. If we sell all or substantially all of our assets, we shall be released from all our liabilities and obligations under any indenture and under the debt securities.

Limitations on Liens

   The indentures will provide that we will not, nor will we permit any of our subsidiaries to, create, assume, incur or otherwise cause or suffer to exist or become effective any lien of any kind securing indebtedness or trade payables on any of our, or their, property or assets, whether owned or leased or hereafter acquired, unless all payments due under the debt securities and the applicable indenture are secured on an equal and ratable basis with the obligation so secured until such time as the obligations are no longer secured by a lien, except for permitted liens.

   By "permitted liens", we mean:

  . liens on our assets or the assets of any of our guarantor securing indebtedness under any credit facility that are permitted to be incurred by the terms of the applicable indenture;

  . liens in favor of us or any guarantor;

  . liens on property of an entity existing at the time such entity is merged with or into or consolidated with us or any of our subsidiaries; provided, however, that such liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the merged entity;

  . liens on property existing at the time of acquisition thereof by us or any of our subsidiaries; provided, however, that such liens were in existence prior to the contemplation of such acquisition;

  . liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, workers' compensation, easements or rights-of-way or other obligations of a like nature incurred in the ordinary course of business which dot not materially interfere with our ability to perform our obligations under the applicable indenture and debt securities;

  . liens to secure indebtedness covering only the assets acquired with such indebtedness;

  . liens existing on the issue date of the applicable series of debt securities;

  . liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; and

  . liens incurred by us in our ordinary course of business or any of our subsidiaries with respect to obligations that do not exceed a specific dollar amount at any one time outstanding that do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of our business.

Restriction on Sale-and-Leaseback Transactions

   The indentures will provide that we will not, and will not permit any of our subsidiaries to, enter into any sale-and-leaseback transactions, unless:

  . We or our subsidiaries, as applicable, could have incurred indebtedness in an amount equal to the attributable debt with respect to such sale-and-leaseback transaction and incurred a lien to secure such indebtedness pursuant to the covenant described above under the caption "--Limitation on Liens";

  . the gross cash proceeds of such sale-and-leaseback transaction are at least equal to the fair market value, as determined in good faith by our board of directors and set forth in an officers' certificate delivered to the applicable trustee, of the property that is the subject of such sale and leaseback transaction; and

  . the transfer of assets in the sale-and-leaseback transaction is permitted by, and we apply the proceeds of such transaction in compliance with, the covenant described above under the caption "--Consolidation, Merger or Sale".

   "Attributable debt", when used with respect to any sale-and-leaseback transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such sale-and-leaseback transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

Additional Covenants

   Any series of debt securities may provide in the applicable indenture for additional covenants which may restrict our operations and activities, including covenants which restrict our ability to make certain payments or to incur additional indebtedness.

Events of Default

   "Event of default," when used in an indenture, will mean any of the following:

  . failure to pay the principal of or any premium on any debt security when due;

  . failure to deposit any sinking fund payment when due;

  . failure to pay interest on any debt security for 30 days;

  . failure to perform any other covenant in the indenture that continues for 90 days after being given written notice;

  . certain events in bankruptcy, insolvency or reorganization of us; or

  . any other event of default included in any indenture or supplemental indenture.

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

   An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

   If an event of default for any series of debt securities occurs and continues, the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a specified percentage the aggregate principal amount of the debt securities of that series can void the declaration.

   Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Payment and Transfer

   Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

   Fully registered securities may be transferred or exchanged at the corporation trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

   Certain series of the debt securities may be issued as permanent global debt securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depositary Trust Company, or DTC, acts as depositary.

   Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

   Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statement of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.

   Payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing the debt securities. We have been advised by DTC that upon receipt of any payment of principal of, or interest on, a global debt security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global debt security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

   Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

   A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

  . DTC notifies us that it is unwilling or unable to continue as depositary for that global debt security or at any time DTC ceases to be registered under the Exchange Act;

  . we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

  . there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.

   Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations of $1,000 and integral multiples thereof. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

   Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

   We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interest to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

   DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Discharging Our Obligations; Defeasance

   We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

   Under Federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the Federal income tax law.

Modification of Indentures

   Generally, under each indenture, we and the trustee will be permitted to modify our rights and obligations, any guarantors' rights and obligations and the rights of the holders under that indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification, including consents obtained in connection with a purchase of, or a tender offer for, a series of debt securities. However, without the consent of each holder affected, no modification may:

  . reduce principal amount of any series of debt securities;

  . reduce the rate of, or change the time for payment of interest of, any series of debt securities;

  . alter the ranking of a series of debt securities relative to our other indebtedness;

  . waive a default or event of default in the payment of principal of or premium, if any, or interest on a series of debt securities (except a rescission of acceleration by the holders of at least a majority in aggregate principal amount of such series of debt securities and a waiver of the payment default that resulted from such acceleration); and

  . make any change in the preceding modification, amendment and waiver provisions.

   Notwithstanding the preceding, without the consent of any holder of the debt securities, we and the applicable trustee may amend or supplement an indenture:

  . to cure any ambiguity, defect or inconsistency;

  . to provide for the assumption of our obligations to holders of debt securities in the case of a merger or consolidation or sale of all or substantially all of our assets;

  . to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the legal rights under the applicable indenture of any such holder;

  . to provide for a successor trustee;

  . to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

  . if applicable, to add terms and provisions relating to a specific series of debt securities.

Meetings

   Each indenture contains provisions describing how meetings of the holders of debt securities of a series may be convened. A notice of the meeting must always be given in the manner described under "--Notices" below. Generally speaking, except for any consent that must be given by all holders of a series as described under "--Modification of Indentures" above, any resolution presented at a meeting of the holders of a series of debt securities may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, unless the indenture allows the action to be voted upon to be taken with the approval of the holders of a different specific percentage of principal amount of outstanding debt securities of a series. In that case, the holders of outstanding debt securities of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of holders of debt securities of any series in accordance with the applicable indenture will be binding on all holders of debt securities of that series and any related coupons, unless, as discussed in "--Modification of Indentures" above, the action is only effective against holders that have approved it. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding debt securities of a series.

Governing Law

   Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Notices

   Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register for such debt securities.

No Personal Liability of Officers, Directors, Employees or Stockholders

   No director, officer, employee or stockholder, as such, of ours or any of our affiliates shall have any personal liability for any of our obligations or the obligations of any guarantors under any indenture or the debt securities by reason of his, her or its status as such.

   Each holder of debt securities by accepting such debt securities will waive and release all such liability. The waiver and release will be part of the consideration for issuance of the debt securities. The waiver may not be effective to waive liabilities under the Federal securities laws.

                        DESCRIPTION OF EQUITY SECURITIES

   Our charter currently authorizes us to issue up to 125 million shares of common stock and up to five million shares of preferred stock.

Common Stock

   The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding preferred stock and restrictions under any applicable debt instruments holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights, no cumulative voting rights and have no rights to convert their common stock into any other securities. There are no redemption provisions with respect to any shares of common stock. All of the outstanding shares of common stock are, and the common stock offered by this prospectus will be, upon issuance against full payment of the purchase price therefor, fully paid and nonassessable. As of June 1, 2000 there were issued and outstanding 39,972,844 shares of common stock. As of that date, we also had the following shares of common stock reserved:

  . 15% of the total outstanding shares of common stock reserved for issuance under our Amended and Restated 1997 Equity Incentive Plan;

  . 1,350,000 shares of common stock reserved for issuance under our 401k plan; and

  . 3,347,619 shares of common stock reserved for issuance upon conversion of our 4 1/2% convertible subordinated notes.

   The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The common stock is listed on the New York Stock Exchange under the symbol "FGH."

Preferred Stock

   We may issue shares of our preferred stock in one or more series. We will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale.

   Our charter authorizes us to issue preferred stock, in one or more series, without stockholder action. Our board of directors can determine the number of shares of each series, and the rights, preferences and limitations of each series. We may also amend our charter to increase the number of authorized shares of preferred stock in a manner permitted by our charter and the Mississippi Business Corporation Act, or the MBCA. As of the date of this prospectus, 50,000 shares of preferred stock currently designated as Series A Junior Participating Preferred Stock are reserved, but we have no shares of preferred stock outstanding.

   The particular terms of any series of preferred stock being offered by us under this shelf registration will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

  . the number of shares of the series of preferred stock being offered;

  . the title and liquidation preference per share of that series of the preferred stock;

  . the purchase price of the preferred stock;

  . the dividend rate (or method for determining such rate);

  . the dates on which dividends will be paid;

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

  . whether dividends on that series of preferred stock will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate;

  . any redemption or sinking fund provisions applicable to that series of preferred stock;

  . any conversion provisions applicable to that series of preferred stock;

  . voting rights of the preferred stock;

  . whether we have elected to offer depositary shares with respect to that series of preferred stock; or

  . any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of preferred stock.

   The terms of any series of preferred stock being offered will be disclosed in the prospectus supplement relating to that series of preferred stock. You should refer to the amendment to our charter relating to the series of the preferred stock for the complete terms of that preferred stock. We will file the applicable charter amendment for any series of preferred stock as an exhibit to the registration statement of which the prospectus forms a part (or as exhibit to a Current Report on Form 8-K) promptly after the offering of that series of preferred stock.

   The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, in the event we liquidate, dissolve or wind-up our business, each series of preferred stock will have the same rank as to dividends and distributions as each other series of the preferred stock we may issue in the future.

Depositary Shares

 General

   We may offer receipts for fractional interests, or "depositary shares", in preferred stock, rather than full shares of preferred stock. If we do so, receipts for depositary shares, or "depositary receipts", each of which will represent a fraction (which will be set forth in the prospectus supplement relating to the applicable series of preferred stock) of a share of a particular series of preferred stock, will be issued as described below.

   The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary to be named by us in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by that depositary share, to all of the rights and preferences of the preferred stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights). We will file the deposit agreement and form of depositary receipt relating to any depositary shares we issue as exhibits to the registration statement of which this prospectus forms a part (or as an exhibit to a Current Report on Form 8-K) promptly after the offering of such depositary share.

   The following discussion describes general terms and provisions of depositary shares. Other terms, and the particular terms of a specific offering of depositary shares (which may differ from the terms described below) will be described in the prospectus supplement relating to that offering.

 Dividends and Other Distributions

   The depositary will distribute all cash dividends or other cash distributions received in respect of the applicable series of preferred stock to the record holders of depositary shares relating to that series in proportion to the amount of those depositary shares owned by the holders.

   In the event of a distribution other than in cash, then the depositary will distribute property received by it to the record holders of depositary shares in an equitable manner, unless we, after consulting with the depositary, determine that it is not feasible to make the distribution, in which case the depositary may sell the distributed property and distribute the net proceeds from the sale to the holders.

 Redemption of Depositary Shares

   If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any redemption of any shares of that series of preferred stock held by the depositary. The redemption price per depositary share will equal the applicable fraction of the redemption price per share payable with respect to that series of preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, then the depositary shares to be redeemed will be selected by lot, pro rata or by another equitable method.

 Withdrawal of Preferred Stock

   Any holder of depositary shares may receive, upon surrender of the corresponding depositary receipts to the depositary, the number of whole shares of the related series of preferred stock and any money or other property represented by the surrendered depositary receipts. Holders of depositary shares that surrender their depositary receipts will be entitled to receive whole shares of preferred stock on the basis set forth in the related prospectus supplement for the applicable series of preferred stock, but holders of whole shares of that series of preferred stock will not be entitled to subsequently deposit those shares of preferred stock under the deposit agreement or to receive depositary receipts therefor. If the depositary shares surrendered by a holder in connection with a withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, then the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

 Voting the Preferred Stock

   Upon receipt of a notice of any meeting at which the holders of a series of preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to that series of preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary to exercise the voting rights pertaining to the shares of preferred stock represented by that holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by those depositary shares in accordance with the holder's instructions, and we will take all reasonable action that the depositary may deem necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent that it does not receive specific instructions from the holder of depositary shares representing those shares of preferred stock.

 Amendment and Termination of Deposit Agreement

   The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that imposes any fees, taxes or other charges payable by holders of depositary receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under "--Depositary Shares--Charges of Depositary"), or that otherwise prejudices any substantial existing right of holders of depositary receipts, will not affect outstanding depositary receipts until 90 days after notice of the amendment has been mailed to the record holders of outstanding depositary receipts. Every holder of depositary receipts at the time the amendment becomes effective will be deemed to consent and agree to the amendment and to be bound by the deposit agreement, as so amended. No amendment may impair the right of any owner of depositary shares to receive shares of the preferred stock and any money or other property represented thereby, subject to the conditions specified in the deposit agreement, upon surrender of the depositary receipts evidencing such depositary shares, except in order to comply with mandatory provisions of applicable law.

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

   Whenever so directed by us, the depositary will terminate the deposit agreement by mailing notice of termination to the record holders of all depositary receipts then outstanding at least 30 days before the termination date stated in the notice. The depositary also may terminate the deposit agreement if 45 days have expired after the depositary delivered to us a written notice of its election to resign and a successor depositary has not been appointed and accepted its appointment. If any depositary receipts remain outstanding after the date of termination, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders of depositary receipts, and will not give any further notices (other than notice of termination) or perform any further acts under the deposit agreement, except that the depositary will continue (1) to collect dividends and any other distributions on the preferred stock and (2) to deliver the preferred stock, together with the corresponding dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for depositary receipts surrendered. At any time after two years from the date of termination, the depositary may sell the preferred stock then held by it a public or private sales, at such place or places and upon such terms as it deems proper, and may hold the net proceeds of any sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of depositary receipts which have not been surrendered.

 Resignation and Removal of Depositary

   The depositary may resign at any time by delivering notice of its election to do so to us, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 45 days after delivery of the notice of resignation or removal and must be a bank or trust company, or an affiliate of a bank or trust company, having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

 Charges of Depositary

   We will pay charges of the depositary in connection with the initial deposit of the preferred stock and issuance of depositary receipts, all withdrawals of shares of preferred stock by owners of depositary shares, any redemption of the deposited preferred stock and the distribution of information to holders of the depositary receipts. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges that are expressly provided in the deposit agreement to be at their expense.

 Miscellaneous

   The depositary will forward to the holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required or otherwise that we determine to furnish to the holders of the corresponding series of preferred stock.

   Neither we nor the depositary will be liable it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of the depositary under the deposit agreement are limited to performing its duties thereunder without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties thereunder in good faith. Neither we nor the depositary will be required to prosecute or defend any legal proceeding regarding any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon the advice of counsel or accountants, or upon information provided by persons presenting preferred stock.

                            DESCRIPTION OF WARRANTS

   We may issue warrants to purchase debt securities, common stock or preferred stock (which may be represented by depositary shares). We may issue warrants independently or together with any other securities and may attach them to or separate them from other securities. We will issue any warrants under separate warrant agreements to be entered into between us and a warrant agent specified in the applicable prospectus supplement.

Specific Terms of Each Series of Warrant in a Prospectus Supplement

   The following described general terms and provisions of the warrants to which any prospectus supplement may relate. Other terms, and the particular terms of a specific series of warrants (which may differ from the terms described below), will be described in the prospectus supplement relating to that series. The terms of each series of warrants will be governed by a warrant agreement that we will enter into with a warrant agent. No warrant agreement is restated in its entirety below, and the warrant agreement relating to any specific series of warrants will not be restated in its entirety in a prospectus supplement. We will file a warrant agreement relating to each series of warrants as an exhibit to the registration statement of which this prospectus forms a part (or as an exhibit to a Current Report on Form 8-K) promptly after the offering of those warrants. You should read that warrant agreement, because it, and not this description, will control the rights of holders of the applicable warrants.

   The warrants will be denominated in U.S. dollars or in such foreign currency, currency unit or composite currency as indicated in the applicable prospectus supplement.

   The applicable prospectus supplement will describe the terms of any series of warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

  . the title of the warrants

  . the aggregate number of the warrants;

  . the price or prices for which the warrants will be issued;

  . the currency, currency unit or composite currency in which the price for the warrants will be payable;

  . the designation, number and terms of the debt securities, common stock or preferred stock purchasable upon exercise of the warrants, and procedures pursuant to which such numbers may be adjusted;

  . the designation and terms of the debt securities, common stock or preferred stock, if any, with which the warrants are issued and the number of warrants issued with each such security;

  . the date, if any, on and after which the warrants and the related underlying security will be separately transferable;

  . the exercise price or prices at which the debt securities, common stock or preferred stock purchasable upon exercise of the warrants may be purchased, or provisions for determining the exercise price or prices, procedures pursuant to which the exercise price or prices may be adjusted, and (if not U.S. dollars) the foreign currency, currency unit or composite currency in which the exercise price or prices are denominated;

  . the date on which the right to exercise the warrants will commence and the date on which that right will expire;

  . whether the warrants will be issued in bearer form;

  . the minimum or maximum amount of warrants that may be exercised at any one time;

  . information with respect to book-entry procedures, if any;

  . a discussion of certain Federal income tax considerations; and

  . any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of the warrants.

   Until they exercise their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon exercise, and will not be entitled to

  . receive payments of principal of (or premium, if any) or interest, if any, on any debt securities purchasable upon exercise,

  . receive dividend payments, if any, with respect to any underlying securities or

  . exercise the voting rights of any common stock or preferred stock purchasable upon exercise.

Exercise Of Warrants

   Unless otherwise indicated in the applicable prospectus supplement relating thereto, the warrants will be issued in registered form. Each warrant will entitle its holder to purchase for cash the principal amount or number of our securities at the exercise price set forth in, or determinable from, the applicable prospectus supplement relating to the warrants offered thereby. Warrants may be exercised as described in the applicable prospectus supplement at any time up to the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date (or any later expiration date, if we extend the expiration date), unexercised warrants will become void.

   Upon receipt of payment and of the certificate evidencing a warrant, properly completed and duly executed, at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by a surrendered warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Modifications

   We and the warrant agent may amend the warrant agreements and the terms of the warrants, without the consent of the holders of warrants,

  . to cure any ambiguity, defect or inconsistency;

  . to provide for the assumption of our obligations to holders of warrants in the case of a merger or consolidation or sale of all or substantially all of our assets;

  . to make any change that we deem necessary or desirable and that will not materially and adversely affect the interests of holders of outstanding warrants; or

  . to provide for a success warrant agent.

   We and the warrant agent also may modify or amend certain other terms of the warrant agreements and the warrants with the consent of the holders of a majority in number of the then-outstanding unexercised warrants affected. However, no such modification or amendment may be made without the consent of the affected holders if the amendment would

  . shorten the period of time during which the warrants may be exercised;

  . otherwise materially and adversely affect the exercise rights of the holders of the warrants; or

  . reduce the number of outstanding warrants.

Merger, Consolidation Or Sale Of Assets

   If at any time there occurs a merger of, consolidation of, or sale of substantially all of the assets of, us, as a result of which securities underlying warrants are converted into the right to receive stock, securities or other property, then each outstanding warrant will thereafter only be exercisable for the kind and amount of stock, securities or other property receivable upon the consummation of that transaction by a holder of the number of securities underlying the warrant.

Enforceability Of Rights By Holders

   The warrant agent will act solely as our agent in connection with the issuance and exercise of any warrants. The warrant agent will have no duty or responsibility in case of any default by us in the performance of its obligations under the warrant agreements or the warrant certificates. Each holder of warrants may, without the consent of the warrant agent, enforce by appropriate legal action, on its own behalf, its right to exercise its warrants.

                              PLAN OF DISTRIBUTION

   We may sell the securities through agents; through underwriters or dealers; or directly to one or more purchasers.

By Agents

   securities may be sold through agents designated by us. The agents agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

   If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

   We may also sell these securities directly. In this case, no underwriters or agents would be involved.

General Information

   Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

   We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

   Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

                                 LEGAL MATTERS

   Unless otherwise specified in a prospectus supplement relating to particular securities, the validity of the securities will be passed upon for us by Andrews & Kurth L.L.P., Houston, Texas. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

                                    EXPERTS

   The consolidated financial statements of Friede Goldman Halter, Inc. at December 31, 1999, and for the year then ended, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, and at December 31, 1998, and for each of the two years in the period ended December 31, 1998, by Arthur Andersen LLP, independent auditors, as set forth in their respective reports incorporated by reference herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act, and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Such material also may be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. Our common stock is listed for trading on the New York Stock Exchange under the trading symbol "FGH," and reports, proxy statements and other information concerning us may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. You may also obtain information on our company at our home page on the Internet at http://www.fgh.com.

   We have filed with the SEC a registration statement under the Securities Act with respect to these securities. This prospectus does not contain all of the information in the registration statement. For further information on us and these securities, you should read the registration statement and the exhibits attached to the registration statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents which we have previously filed with the SEC pursuant to the Securities Exchange Act are incorporated into this prospectus by reference:

     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and

     2. Our Quarterly Report on Form 10-Q for the quarter ended March 31,
  2000.

     3. Our Current Report on Form 8-K filed with the SEC on June 6, 2000.

   All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   We will provide without charge to each person, including any beneficial owner of a security, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Friede Goldman Halter, Inc., 13085 Industrial Seaway Road, Gulfport, Mississippi 39503, Attn:
Corporate Secretary, (228) 896-0029.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, to be incurred by us in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated except the Securities and Exchange Commission registration fee.

      Securities and Exchange Commission registration fee............  $ 52,800
      Blue Sky expenses, including legal fees *......................     4,000
      Printing and engraving expenses*...............................   150,000
      Legal fees and expenses*.......................................    75,000
      Trustee fees and expenses*.....................................    10,000
      Rating agency fees*............................................    10,000
      Accounting fees and expenses*..................................   100,000
      Miscellaneous *................................................     8,200
                                                                       --------
        Total *......................................................  $410,000
                                                                       ========

--------
* Estimated solely for the purpose of this Item. Actual expenses may be more or less, depending on the nature of the offering and the type of security.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Subsection (a) of Section 79-4-8.51 ("Section 8.51" ) of the Mississippi Business Corporation Act (the "MBCA"), as amended, authorizes corporations to indemnify an individual made a party to a proceeding because he is a director against liability incurred in the proceeding if (1) he conducted himself in good faith, (2) he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and in all other cases, that his conduct was at least not opposed to its best interests and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Subsection (d) of Section 8.51 provides that a corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with a proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) described above, or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

   Section 79-4-8.52 ("Section 8.52") of the MBCA provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

   Section 79-4-8.54 of the MBCA authorizes a director of the corporation who is a party to a proceeding to apply for indemnification or an advance of expenses to the court conducting the proceeding or to another court of competent jurisdiction. The court may order (1) indemnification if it determines the director is entitled to mandatory indemnification under Section 8.52, (2) indemnification or advance of expenses if it determines the director is so entitled under the articles of incorpra6tion, bylaws, resolution of the corporation or contract approved by the board of directors or shareholders, or
(3) indemnification or advance of expenses if it determines that it is fair and reasonable.

   Section 79-4-8.56 of the MBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as to a director and, if he is an officer but not a director, to such further extent as provided for in the articles of incorporation, bylaws, resolution of the board of directors or contract, except for (1) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or (2) liability arising out of conduct that constitutes (A) receipt by him of a financial benefit to which he is not entitled, (B) an intentional infliction of harm on the corporation or shareholders, or (C) an intentional violation of criminal law.

   Section 79-4-8.57 of the MBCA authorizes a corporation to purchase and maintain insurance on behalf of an individual who is a director or officer of the corporation, or who, while a director or officer of the corporation, serves at the corporation's request as a director, officer, partner, trustee, employee or agent of another domestic or foreign partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by him in that capacity or arising from his status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to him against the same liability under the indemnification provisions of the MBCA.

   Section 79-4.202 (b) (4) of the MBCA, as amended, provides that the articles of incorporation may contain a provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for (1) the amount of a financial benefit received by a director to which he is not entitled, (2) an intentional infliction of harm on the corporation or the shareholders, (3) a violation of Section 79-4-8.33 of the MBCA dealing with liability for unlawful distributions or (4) an intentional violation of criminal law.

   Article Nine of our Amended and Restated Articles of Incorporation states that:

     No director of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided however, that this Article Ninth shall not eliminate or limit the liability of a director to the extent provided by applicable law (1) for any breach of the director's duty of loyalty to the Company or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 79-4-8.33 of the MBCA or (4) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Ninth shall apply to, or have any effect on, the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the laws of the State of Mississippi are amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the laws of the State of Mississippi, as so amended.

   In addition, Section 6.1 of our Amended and Restated Bylaws further provides that:

     Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was or has agreed to become a director or officer of the corporation or is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving or having agreed to serve as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the MBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights that said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; provided, however, that, except as provided in Section 6.2 hereof, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall be a contract right and shall include the right to have the Company pay, subject to the provisions of Sections 8.51 and 8.53 of MBCA, the expenses incurred in defending any such proceeding in advance of its final disposition; any advance payments to be paid by the Company within 20 calendar days after the receipt by the Company of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that, if and to the extent the MBCA requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this
  Section 6.1 or otherwise. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to have the Company pay the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Company to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses of directors and officers of the Company.

   We maintain directors and officers' liability insurance and have entered into indemnification agreements with our directors and certain of our officers.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and controlling persons pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

 Exhibit
   No.                                 Description
 -------                               -----------
  2.1    Agreement and Plan of Merger, dated as of June 1, 1999 between Friede
         Goldman International Inc. and Halter Marine Group, Inc. (incorporated by reference to Exhibit 2.1 to Friede Goldman International Inc.'s
         Registration Statement on Form S-4 (Registration No. 333-87853) filed with the SEC on September 27, 1999).

  2.2    Amendment No. 1, dated September 14, 1999, to Agreement and Plan of
         Merger between Friede Goldman International Inc. and Halter Marine
         Group, Inc. (incorporated by reference to Exhibit 2.2 to Friede
         Goldman International Inc.'s Registration Statement on Form S-4
         (Registration No. 333-87853) filed with the SEC on September 27,
         1999).

  4.1    Specimen Stock Certificate. (incorporated by reference to Exhibit 3 to
         Friede Goldman International Inc.'s Registration Statement on Form 8-A
         (File No. 001-14627) filed with the SEC on November 18, 1998).

  4.2    Stockholder's Agreement by and between Friede Goldman International
         Inc. and J. L. Holloway, dated as of June 1, 1999. (incorporated by reference to Exhibit 4.1 to Friede Goldman International Inc.'s
         Registration Statement on Form S-4 (Registration No. 333-87853) filed with the SEC on September 27, 1999).

  4.4    Amendment No. 1 to Registration Rights Agreement among Friede Goldman
         International Inc., J. L. Holloway, Carl M. Crawford, Ronald W.
         Schnoor, James A. Lowe, III, John F. Alford, Holloway Partners, L.P.,
         Carl Crawford Children's Trust and Bodin Children's Trust
         (incorporated by reference to Exhibit 4.4 to Friede Goldman
         International Inc.'s Registration Statement on Form S-4 (Registration
         No. 333-87853) filed with the SEC on September 27, 1999).

 Exhibit
   No.                                 Description
 -------                               -----------
   4.5   Indenture dated September 15, 1997 between the Halter Marine Group,
         Inc. and the United States Trust Company of Texas, N.A., as trustee for Halter Marine Group Inc.'s 4 1/2% Convertible Subordinated Notes
         due 2004. (incorporated by reference to Exhibit 4.1 to Halter Marine
         Group, Inc.'s Registration Statement on Form S-3 (Registration No.
         333-38491) filed with the SEC on October 22, 1997).

   4.6 First Supplemental Indenture, dated as of November 2, 1999 and effective as of November 3, 1999, by and among Friede Goldman
         International Inc., Halter Marine Group, Inc. and U.S. Trust Company of Texas, N.A., as trustee for the 4 1/2% Convertible Subordinated
         Notes due 2004. (incorporated by reference to Exhibit 4.1 to Friede
         Goldman Halter, Inc.'s Current Report on Form 8-K filed with the SEC on November 9, 1999).

   4.7   Registration Rights Agreement dated September 15, 1997, among the
         Company and Donaldson, Lufkin & Jenrette Securities Corporation and
         Merrill Lynch, Pierce, Fenner & Smith Incorporated. (incorporated by reference to Exhibit 4.2 to Halter Marine Group, Inc.'s Registration
         Statement on Form S-3 (Registration No. 333-38491) filed with the SEC on October 22, 1997).

   4.8   Rights Agreement, dated December 7, 1998, between the Company and
         American Stock Transfer & Trust Company, as Rights Agent.
         (incorporated by reference to Exhibit 1 to Friede Goldman
         International Inc.'s Registration Statement on Form 8-A (File No. 001-
         14627) filed with the SEC on January 12, 1999).

   4.9 First Amendment to Rights Agreement, dated as of October 18, 1999, between the Company and American Stock Transfer & Trust Company, as
         Rights Agent. (incorporated by reference to Exhibit 4.4 to Friede
         Goldman International Inc.'s Registration Statement on Form 8-A/A
         (File No. 001-14627) filed with the SEC on October 20, 1999).

 *12.1 Statement regarding the computation of ratio of earnings to fixed charges.

  21.1 Subsidiaries of Friede Goldman Halter, Inc. (incorporated by reference to Exhibit 21.1 to Friede Goldman Halter, Inc.'s Annual Report on Form
         10-K for the year ended December 31, 1999).

 *23.1   Consent of Ernst & Young LLP.

 *23.2   Consent of Arthur Andersen LLP.

 *24.1   Power of Attorney (included on signature page).

--------
*  Filed herewith

   We will file, as an exhibit to a Current Report on Form 8-K, (a) any underwriting agreement relating to securities offered hereby, (b) the instruments setting forth the terms of any debt securities, preferred stock, depositary shares or warrants, (c) any required opinion of counsel as to the validity of any securities and as to certain tax matters relative to securities and (d) any statements with respect to the eligibility of a trustee with respect to any debt securities.

ITEM 17. UNDERTAKINGS

   A. We hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (a) To include any prospectus required by section 10(a)(3) of the Securities Act;

       (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

       (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

  provided, however, that paragraphs A(l)(a) and A(l)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   B. We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   C. We hereby undertake to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the provisions described in Item 15 above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pascagoula, State of Mississippi, on June 14, 2000.

                                          Friede Goldman Halter, Inc.

                                                   /s/ John F. Alford
                                          By: _________________________________
                                                       John F. Alford
                                               President and Chief Operating
                                                           Officer

   Each of the undersigned officers and directors of Friede Goldman Halter, Inc. (the "Company") hereby constitutes and appoints John F. Alford and Maureen O'Connor Sullivan, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the 14th day of June, 2000.

                 Signature                                     Title
                 ---------                                     -----
            /s/ J. L. Holloway              Chairman of the Board, Chief Executive
___________________________________________  Officer and Director (Principal Executive
              J. L. Holloway                 Officer)

             /s/ Rick S. Rees               Executive Vice President and Chief
___________________________________________  Financial Officer (Principal Financial and
               Rick S. Rees                  Accounting Officer)

            /s/ Alan A. Baker               Director
___________________________________________
               Alan A. Baker

                                            Director
___________________________________________
              T. Jay Collins

         /s/ Angus R. Cooper, II            Director
___________________________________________
            Angus R. Cooper, II

                                            Director
___________________________________________
               Barry J. Galt


                 Signature                                     Title
                 ---------                                     -----
          /s/ Jerome L. Goldman             Director
___________________________________________
             Jerome L. Goldman

             /s/ Gary L. Kott               Director
___________________________________________
               Gary L. Kott

                                            Director
___________________________________________
             Raymond E. Mabus

                                LIST OF EXHIBITS

 Exhibit No.                             Description
 -----------                             -----------
   2.1       Agreement and Plan of Merger, dated as of June 1, 1999 between
             Friede Goldman International Inc. and Halter Marine Group, Inc.
             (incorporated by reference to Exhibit 2.1 to Friede Goldman
             International Inc.'s Registration Statement on Form S-4
             (Registration No. 333-87853) filed with the SEC on September 27,
             1999).

   2.2 Amendment No. 1, dated September 14, 1999, to Agreement and Plan of Merger between Friede Goldman International Inc. and Halter
             Marine Group, Inc. (incorporated by reference to Exhibit 2.2 to
             Friede Goldman International Inc.'s Registration Statement on Form
             S-4 (Registration No. 333-87853) filed with the SEC on September
             27, 1999).

   4.1       Specimen Stock Certificate. (incorporated by reference to Exhibit
             3 to Friede Goldman International Inc.'s Registration Statement on
             Form 8-A (File No. 001-14627) filed with the SEC on November 18,
             1998).

   4.2       Stockholder's Agreement by and between Friede Goldman
             International Inc. and J. L. Holloway, dated as of June 1, 1999.
             (incorporated by reference to Exhibit 4.1 to Friede Goldman
             International Inc.'s Registration Statement on Form S-4
             (Registration No. 333-87853) filed with the SEC on September 27,
             1999).

   4.4       Amendment No. 1 to Registration Rights Agreement among Friede
             Goldman International Inc., J. L. Holloway, Carl M. Crawford,
             Ronald W. Schnoor, James A. Lowe, III, John F. Alford, Holloway
             Partners, L.P., Carl Crawford Children's Trust and Bodin
             Children's Trust (incorporated by reference to Exhibit 4.4 to
             Friede Goldman International Inc.'s Registration Statement on Form
             S-4 (Registration No. 333-87853) filed with the SEC on September
             27, 1999).

   4.5       Indenture dated September 15, 1997 between the Halter Marine
             Group, Inc. and the United States Trust Company of Texas, N.A., as trustee for Halter Marine Group Inc.'s 4 1/2% Convertible
             Subordinated Notes due 2004. (incorporated by reference to Exhibit
             4.1 to Halter Marine Group, Inc.'s Registration Statement on Form
             S-3 (Registration No. 333-38491) filed with the SEC on October 22,
             1997).

   4.6 First Supplemental Indenture, dated as of November 2, 1999 and effective as of November 3, 1999, by and among Friede Goldman
             International Inc., Halter Marine Group, Inc. and U.S. Trust
             Company of Texas, N.A., as trustee for the 4 1/2% Convertible
             Subordinated Notes due 2004. (incorporated by reference to Exhibit
             4.1 to Friede Goldman Halter, Inc.'s Current Report on Form 8-K filed with the SEC on November 9, 1999).

   4.7       Registration Rights Agreement dated September 15, 1997, among the
             Company and Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
             (incorporated by reference to Exhibit 4.2 to Halter Marine Group,
             Inc.'s Registration Statement on Form S-3 (Registration No. 333-
             38491) filed with the SEC on October 22, 1997).

   4.8       Rights Agreement, dated December 7, 1998, between the Company and
             American Stock Transfer & Trust Company, as Rights Agent.
             (incorporated by reference to Exhibit 1 to Friede Goldman
             International Inc.'s Registration Statement on Form 8-A (File No.
             001-14627) filed with the SEC on January 12, 1999).

   4.9 First Amendment to Rights Agreement, dated as of October 18, 1999, between the Company and American Stock Transfer & Trust Company, as Rights Agent. (incorporated by reference to Exhibit 4.4 to Friede Goldman International Inc.'s Registration Statement on Form
             8-A/A (File No. 001-14627) filed with the SEC on October 20,
             1999).

 *12.1 Statement regarding the computation of ratio of earnings to fixed charges.


 Exhibit No.                            Description
 -----------                            -----------
   21.1      Subsidiaries of Friede Goldman Halter, Inc. (incorporated by reference to Exhibit 21.1 to Friede Goldman Halter, Inc.'s Annual
             Report on Form 10-K for the year ended December 31, 1999).

  *23.1      Consent of Ernst & Young LLP.

  *23.2      Consent of Arthur Andersen LLP.

  *24.1      Power of Attorney (included on signature page).

--------
*  Filed herewith